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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY


The following are the subsidiaries of Synetic, Inc., excluding subsidiaries the omission of which is permitted under Item 601(b)(21) of Regulation S-K.



Name of Subsidiary                       Jurisdiction of Incorporation
------------------                       -----------------------------


Porex Technologies Corp.                 Delaware
   Porex Scientific, Inc./1/             Delaware
SYNC Corp.                               New Jersey
Avicenna Systems Corporation             Massachusetts

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/1/  A wholly owned subsidiary of Porex Technologies Corp.